Exhibit 99.1

Armstrong World Industries Reports

Third-Quarter 2026 Results

•
Record third-quarter Net Sales with double-digit growth in Architectural Specialties and solid Mineral Fiber results driven by both Average Unit Value ("AUV") and volume growth
•
Operating Income up 12% and Adjusted EBITDA up 11%
•
Diluted Net Earnings Per Share and Adjusted Diluted Net Earnings Per Share both up 10%
•
2026 guidance updated to reflect stronger Net Sales growth and accelerating inflationary pressures

(All comparisons are versus the prior-year period unless otherwise stated)

LANCASTER, Pa., Oct. 27, 2026 -- Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, today reported third-quarter 2026 financial results highlighted by double-digit net sales and adjusted EBITDA growth.

"Strong demand for our broad portfolio of Architectural Specialties solutions and solid Mineral Fiber AUV and volume performance drove another quarter of record top-line results. In relatively stable end market conditions, our growth initiatives continue to enable us to deliver profitable growth ahead of the market," said AWI President and CEO, Mark Hershey. "Despite rapidly rising inflationary pressures, as well as timing-related mix headwinds impacting Mineral Fiber sales, our teams delivered double-digit adjusted EBITDA growth along with adjusted EBITDA margin expansion in both segments. Across the enterprise, we have responded to accelerating cost pressures, while remaining squarely focused on delivering our updated full-year outlook and advancing our attractive growth initiatives."

Third-Quarter Consolidated Results

(Dollar amounts in millions except per-share data)	For the Three Months Ended September 30,
	2026	2025	Change
Net sales	$475.8	$425.2	11.9%
Operating income	$131.2	$117.2	11.9%
Operating income margin (Operating income as a % of net sales)	27.6%	27.6%	0bps
Net earnings	$91.9	$86.3	6.5%
Diluted net earnings per share	$2.17	$1.98	9.6%

Additional Non-GAAP* Measures
Adjusted EBITDA	$164	$148	11.0%
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	34.5%	34.7%	(30)bps
Adjusted net earnings	$96	$89	7.2%
Adjusted diluted net earnings per share	$2.26	$2.05	10.2%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable generally accepted accounting principles in the United States ("GAAP") measure are found in the tables at the end of this press release. Excluding per share data, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest decimal based on unrounded figures. Basis point changes are calculated based on unrounded margin percentages and rounded to the nearest ten basis points.

Consolidated net sales for the third quarter of 2026 increased 11.9% from the prior-year quarter due to higher volumes of $35 million and favorable AUV of $16 million. Architectural Specialties net sales increased $33 million and Mineral Fiber net sales increased $18 million from the prior-year quarter. Architectural Specialties segment net sales improved due to a $25 million increase in organic net sales and an $8 million inorganic contribution. Mineral Fiber net sales growth was driven by favorable AUV and an increase in sales volumes.

Consolidated operating income increased 11.9% in the third quarter of 2026 compared to the prior-year period, primarily due to a $13 million margin benefit from sales volume growth, a $9 million margin benefit from favorable AUV and a $4 million increase in equity earnings from the Worthington Armstrong Joint Venture ("WAVE"). These benefits were partially offset by a $10 million increase in manufacturing costs, including input cost inflation, predominantly driven by higher freight and raw material costs, and an inorganic increase from our 2026 and 2025 acquisitions.

Operating and adjusted EBITDA margins in the third quarter of 2026 as compared to the prior-year quarter were pressured by higher input cost inflation, mix headwinds within Mineral Fiber and the ongoing impact of tariffs.

Third-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended September 30,
	2026	2025	Change
Net sales	$292.1	$274.0	6.6%
Operating income	$106.0	$98.7	7.4%
Adjusted EBITDA*	$129	$119	7.6%
Operating income margin	36.3%	36.0%	30bps
Adjusted EBITDA margin*	44.0%	43.6%	40bps

Mineral Fiber net sales increased $18 million in the third quarter of 2026 compared to the prior-year due to $16 million of favorable AUV and $2 million of higher sales volumes. The improvement in AUV was driven by favorable like-for-like price and, to a lesser extent, favorable mix. The increase in volumes was driven primarily by timing-related demand from our Canadian customers and partially due to benefits from our growth initiatives.

Mineral Fiber operating income increased 7.4% primarily due to a $9 million margin benefit from favorable AUV, a $4 million increase in WAVE equity earnings and a $3 million decrease in selling, general and administrative ("SG&A") expenses, primarily driven by higher incentive compensation expense in the prior-year period. These benefits were partially offset by an $8 million increase in manufacturing costs, primarily driven by freight and raw material inflation.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended September 30,
	2026	2025	Change
Net sales	$183.7	$151.2	21.5%
Operating income	$25.8	$19.3	33.7%
Adjusted EBITDA*	$36	$28	25.5%
Operating income margin	14.0%	12.8%	120bps
Adjusted EBITDA margin*	19.4%	18.8%	60bps

Third quarter 2026 Architectural Specialties net sales increased $33 million compared to the prior-year quarter due to a $25 million increase in organic net sales driven by strong growth across most of our specialty product categories and an $8 million inorganic contribution.

Architectural Specialties operating income increased 33.7% due to a $9 million margin benefit from higher organic net sales, inclusive of the negative impact of lower project margins related to elevated metal costs. The benefit of increased organic sales was partially offset by a $2 million inorganic impact, primarily driven by SG&A expenses.

Unallocated Corporate

Unallocated Corporate operating loss was $1 million in the third quarter of 2026 and 2025.

Cash Flow

Year-to-date cash flows from operating activities in 2026 decreased $23 million or 10% in comparison to the prior-year period. The unfavorable change in operating cash flows was primarily due to unfavorable timing-related changes in receivables and higher income tax payments, partially offset by favorable timing-related changes in accounts payable and accrued expenses and an increase in net earnings. Year-to-date cash flows used for investing activities increased $52 million in comparison to the prior-year period. The unfavorable change in investing cash flows was primarily due to cash paid for the acquisition of Eventscape, partially offset by an increase in dividends from WAVE.

Share Repurchase Program

In the third quarter of 2026, the Company repurchased 0.4 million shares of common stock for a total cost of $75 million, excluding the cost of commissions and taxes, at an average price of $174.36 per share. As of September 30, 2026, there was $1.1 billion remaining under the existing authorized share repurchase program**.

** In July 2016, the Board of Directors of the Company approved a share repurchase program authorizing the repurchase of outstanding shares of common stock (the "Program"). Pursuant to additional authorization and extensions of the Program approved by the Board of Directors, the Company is authorized to repurchase up to $2.5 billion of outstanding shares of common stock through December 2029. Since inception and through September 30, 2026, the Company has repurchased 16.6 million shares under the Program for a total cost of $1.4 billion, excluding commissions and taxes, or an average of $82.74 per share.

Updating 2026 Outlook

“We delivered double-digit growth in both net sales and adjusted EBITDA for the total company in the third quarter, with adjusted EBITDA margin expansion in both segments despite ongoing input cost and tariff pressures,” said Chris Calzaretta, AWI Senior Vice President and CFO. “Our updated outlook for 2026 reflects an increase in organic Architectural Specialties net sales, the impact of accelerating costs for both segments, net of mitigation efforts, as well as mix headwinds in Mineral Fiber and softer contributions from recent acquisitions. We expect to deliver strong full-year growth across all key metrics, demonstrating our resilient business model, focus on operational efficiency, and disciplined approach to capital allocation, all of which position us well for continued shareholder value creation.”

		For the Year Ended December 31, 2026
(Dollar amounts in millions except per-share data)	2025 Actual	Current Guidance			VPY Growth %
Net sales	$1,621	$1,788	to	$1,803	10%	to	11%
Adjusted EBITDA*	$555	$602	to	$612	8%	to	10%
Adjusted diluted net earnings per share*	$7.41	$8.30	to	$8.40	12%	to	13%
Adjusted free cash flow*	$346	$380	to	$390	10%	to	13%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. ET today, to discuss third-quarter 2026 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the Company's website at www.armstrong.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “position,” “deliver,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “mitigate,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including our quarterly report for the quarter ended September 30, 2026, that the Company expects to file with the SEC today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 165 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.6 billion in revenue in 2025, AWI has approximately 4,100 employees and a manufacturing network of 24 facilities, plus seven facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended September 30, 2026 that the Company expects to file with the SEC today.

Contacts

Investors & Media: Theresa Womble, VP, Investor Relations and Corporate Communications

tlwomble@armstrong.com or (717) 396-6354

Investors: Morgan Leitzel, Manager, Investor Relations

mcleitzel@armstrong.com or (717) 396-2240

Reported Financial Results

(Amounts in millions, except per share data)

SELECTED FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$475.8	$425.2	$1,357.7	$1,232.5
Cost of goods sold	285.1	246.7	816.7	728.3
Gross profit	190.7	178.5	541.0	504.2
Selling, general and administrative expenses	91.3	90.1	273.4	252.1
(Gain) loss related to change in fair value of contingent consideration, net	(0.1)	0.1	0.8	0.5
(Gain) on sales of fixed assets, net	-	(0.9)	-	(0.8)
Equity (earnings) from unconsolidated affiliates, net	(31.7)	(28.0)	(92.4)	(86.5)
Operating income	131.2	117.2	359.2	338.9
Interest expense	7.5	8.2	22.6	25.3
Other non-operating (income), net	(0.7)	(0.5)	(3.1)	(1.9)
Earnings before income taxes	124.4	109.5	339.7	315.5
Income tax expense	32.5	23.2	84.3	72.3
Net earnings	$91.9	$86.3	$255.4	$243.2

Diluted net earnings per share of common stock	$2.17	$1.98	$5.98	$5.56
Average number of diluted common shares outstanding	42.3	43.6	42.7	43.7

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net Sales
Mineral Fiber	$292.1	$274.0	$837.5	$786.1
Architectural Specialties	183.7	151.2	520.2	446.4
Total net sales	$475.8	$425.2	$1,357.7	$1,232.5

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Segment operating income (loss)
Mineral Fiber	$106.0	$98.7	$296.8	$281.6
Architectural Specialties	25.8	19.3	64.5	59.7
Unallocated Corporate	(0.6)	(0.8)	(2.1)	(2.4)
Total consolidated operating income	$131.2	$117.2	$359.2	$338.9

SELECTED BALANCE SHEET INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	Unaudited
	September 30, 2026	December 31, 2025
Assets
Current assets	$427.0	$391.5
Property, plant and equipment, net	629.4	630.7
Other non-current assets	948.0	902.5
Total assets	$2,004.4	$1,924.7
Liabilities and shareholders’ equity
Current liabilities	$294.0	$267.4
Non-current liabilities	816.6	756.6
Shareholders' equity	893.8	900.7
Total liabilities and shareholders’ equity	$2,004.4	$1,924.7

SELECTED CASH FLOW INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Nine Months Ended September 30,
	2026	2025
Net earnings	$255.4	$243.2
Other adjustments to reconcile net earnings to net cash provided by operating activities	16.2	40.0
Changes in operating assets and liabilities, net	(49.5)	(37.7)
Net cash provided by operating activities	222.1	245.5
Net cash (used for) provided by investing activities	(34.8)	16.8
Net cash (used for) financing activities	(228.0)	(252.0)
Effect of exchange rate changes on cash and cash equivalents	(0.6)	0.5
Net (decrease) increase in cash and cash equivalents	(41.3)	10.8
Cash and cash equivalents at beginning of year	112.7	79.3
Cash and cash equivalents at end of period	$71.4	$90.1

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), adjusted diluted earnings per share ("EPS") and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition-related expenses (i.e. impact of adjustments related to the fair value of inventory, third-party professional fees and changes in the fair value of contingent consideration for acquisitions). The Company also excludes all acquisition-related intangible amortization from adjusted net earnings and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, the impact of defined benefit plan settlements, gains and losses on sales or impairment of fixed assets, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2026. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our condensed consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow (with further adjustments, when necessary) as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.

In the following charts, numbers may not sum due to rounding. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest decimal based on unrounded figures. Basis point changes are calculated based on unrounded margin percentages and rounded to the nearest ten basis points.

Consolidated Results – Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$476	$425	$1,358	$1,233

Net earnings	$92	$86	$255	$243
Add: Income tax expense	33	23	84	72
Earnings before income taxes	$124	$110	$340	$316
Add: Interest/other income and expense, net	7	8	20	23
Operating income	$131	$117	$359	$339
Add: RIP expense (1)	1	1	2	2
Add: Acquisition-related impacts (2)	-	1	3	1
Add: Severance and cost reduction actions	-	-	3	-
Add: Environmental expense	-	-	1	-
(Less): Gain on sale of fixed assets, net (3)	-	(1)	-	(1)
Adjusted operating income	$132	$118	$368	$341
Add: Depreciation and amortization	32	30	92	90
Adjusted EBITDA	$164	$148	$460	$431

Operating income margin	27.6%	27.6%	26.5%	27.5%
Adjusted EBITDA margin	34.5%	34.7%	33.9%	35.0%

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of third-party professional fees and changes in fair value of contingent consideration.

(3) During the third quarter of 2025, we recorded a gain on sale of a parcel of land at a Mineral Fiber plant.

Mineral Fiber

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$292	$274	$838	$786

Operating income	$106	$99	$297	$282
Add: Acquisition-related impacts (1)	-	-	1	-
Add: Severance and cost reduction actions	-	-	2	-
Add: Environmental expense	-	-	1	-
(Less): Gain on sale of fixed assets, net (2)	-	(1)	-	(1)
Adjusted operating income	$106	$98	$300	$281
Add: Depreciation and amortization	22	22	66	65
Adjusted EBITDA	$129	$119	$366	$345

Operating income margin	36.3%	36.0%	35.4%	35.8%
Adjusted EBITDA margin	44.0%	43.6%	43.8%	43.9%

(1) Represents the impact of changes in fair value of contingent consideration.

(2) During the third quarter of 2025, we recorded a gain on sale of a parcel of land at a Mineral Fiber plant.

Architectural Specialties

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$184	$151	$520	$446

Operating income	$26	$19	$65	$60
Add: Acquisition-related impacts (1)	-	1	2	1
Add: Severance and cost reduction actions	-	-	1	-
Adjusted operating income	$26	$20	$68	$60
Add: Depreciation and amortization	10	9	26	25
Adjusted EBITDA	$36	$28	$94	$86

Operating income margin	14.0%	12.8%	12.4%	13.4%
Adjusted EBITDA margin	19.4%	18.8%	18.0%	19.2%

(1) Represents the impact of third-party professional fees and changes in fair value of contingent consideration.

Unallocated Corporate

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Operating (loss)	$(1)	$(1)	$(2)	$(2)
Add: RIP expense (1)	1	1	2	2
Adjusted operating (loss)	$-	$-	$(1)	$(1)
Add: Depreciation and amortization	-	-	-	-
Adjusted EBITDA	$-	$-	$(1)	$(1)

(1) RIP expense represents only the plan service cost that is recorded within Operating loss. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Consolidated Results – Adjusted Free Cash Flow

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$96	$123	$222	$246
Net cash provided by (used for) investing activities	10	4	(35)	17
Net cash provided by operating and investing activities	$106	$127	$187	$262
Add: Acquisitions, net of cash acquired	-	8	65	7
Add: Contingent consideration in excess of acquisition-date fair value (1)	-	-	2	1
(Less): Proceeds from sale of facilities (2)	-	(1)	-	(1)
(Less): Non-recurring cash tax benefit due to 2025 federal tax reform (3)	-	(10)	-	(10)
Adjusted Free Cash Flow	$106	$123	$254	$259

(1) Contingent consideration payments related to acquisitions that were recorded as components of net cash provided by operating activities.

(2) Proceeds related to the 2025 sale of a parcel of land at a Mineral Fiber plant.

(3) Represents the cash tax benefit from retroactive application of domestic research and development expense deductions for prior years, realized in 2025 as a one-time reduction in cash taxes paid resulting from 2025 federal tax reform.

Consolidated Results – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2026		2025		2026		2025
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Net earnings	$92	$2.17	$86	$1.98	$255	$5.98	$243	$5.56
Add: Income tax expense	33		23		84		72
Earnings before income taxes	$124		$110		$340		$316
(Less)/Add: RIP (credit) cost (1)	-		-		(1)		1
Add: Acquisition-related impacts (2)	-		1		3		1
Add: Acquisition-related amortization (3)	5		4		13		12
Add: Severance and cost reduction actions	-		-		3		-
Add: Environmental expense	-		-		1		-
(Less): Gain on sale of fixed assets, net (4)	-		(1)		-		(1)
Adjusted net earnings before income taxes	$129		$113		$358		$329
(Less): Adjusted income tax expense (5)	(34)		(24)		(89)		(75)
Adjusted net earnings	$96	$2.26	$89	$2.05	$269	$6.31	$253	$5.80
Adjusted diluted EPS change versus prior year		10.2%				8.8%
Diluted shares outstanding		42.3		43.6		42.7		43.7
Effective tax rate		26%		21%		25%		23%

(1) RIP (credit) cost represents the entire actuarial net periodic pension (credit) cost recorded as a component of earnings. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of third-party professional fees and changes in fair value of contingent consideration.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) During the third quarter of 2025, we recorded a gain on sale of a parcel of land at a Mineral Fiber plant.

(5) Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted net earnings before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2026
	Low		High
Net earnings	$335	to	$340
Add: Income tax expense	112		113
Earnings before income taxes	$446	to	$453
Add: Interest expense	30		30
Add: Other non-operating (income), net	(4)		(4)
Operating income	$472	to	$479
Add: RIP expense (1)	2		2
Add: Acquisition-related impacts (2)	3		3
Add: Severance and cost reduction actions	3		3
Add: Environmental expense	1		1
Adjusted operating income	$481	to	$488
Add: Depreciation and amortization	121		124
Adjusted EBITDA	$602	to	$612

(1) RIP expense represents only the plan service cost that is recorded within Operating income. We do not expect to make cash contributions to our RIP.

(2) Represents the impact of third-party professional fees and changes in fair value of contingent consideration.

Adjusted Diluted Net Earnings Per Share Guidance

	For the Year Ending December 31, 2026
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net earnings	$335	$7.89	to	$340	$7.99
Add: Income tax expense	112			113
Earnings before income taxes	$446		to	$453
(Less): RIP (credit) (2)	(1)			(1)
Add: Acquisition-related amortization (3)	17			18
Add: Acquisition-related impacts (4)	3			3
Add: Severance and cost reduction actions	3			3
Add: Environmental expense	1			1
Adjusted earnings before income taxes	$469		to	$477
(Less): Adjusted income tax expense (5)	(117)			(119)
Adjusted net earnings	$352	$8.30	to	$357	$8.40

(1) Adjusted diluted EPS guidance for 2026 is calculated based on approximately 42.5 million diluted shares outstanding.

(2) RIP (credit) represents the entire actuarial net periodic pension (credit) to be recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Represents the impact of third-party professional fees and changes in fair value of contingent consideration.

(5) Income tax expense is based on an adjusted effective tax rate of approximately 25%, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2026
	Low		High
Net cash provided by operating activities	$354	to	$367
Add: Return of investment from joint venture	118		120
Less: Capital expenditures	(100)		(105)
Add: Proceeds from company owned life insurance, net	7		7
Add: Contingent consideration in excess of acquisition-date fair value (1)	2		2
Adjusted Free Cash Flow	$380	to	$390

(1) Contingent consideration payments related to acquisitions that were recorded as components of net cash provided by operating activities.